SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-58505

                         AMERICAN NATIONAL BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 2200 North Richmond Street, Appleton, WI 54911
                                 (920) 739-1040
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                     (None)
                   ------------------------------------------
                   (Titles of all other classes of securities
                        for which a duty to file reports
                      under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     |_|        Rule 12h-3(b)(1)(ii)     |_|
     Rule 12g-4(a)(1)(ii)    |_|        Rule 12h-3(b)(2)(i)      |_|
     Rule 12g-4(a)(2)(i)     |_|        Rule 12h-3(b)(2)(ii)     |_|
     Rule 12g-4(a)(2)(ii)    |_|        Rule 15d-6               |_|
     Rule 12h-3(b)(1)(i)     |X|

     Approximate number of holders of record as of the certification or notice date: 0 (The registrant will have approximately 209 shareholders upon consummation of the transaction described in the registrant's Form S-4EF registration statement.)

     Pursuant to the requirements of the Securities Exchange Act of 1934, American National Bancorp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  July 3, 1998                  BY:        /s/ John Knight
                                         -----------------------------------
                                         John Knight
                                         Counsel to the Registrant